     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 28, 2000
                                                REGISTRATION NUMBER 333-_______
===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           ---------------------------

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           ---------------------------

                           PINNACLE GLOBAL GROUP, INC.
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

     TEXAS                           6211                      76-0583569
(STATE OR OTHER                PRIMARY STANDARD             (I.R.S. EMPLOYER
JURISDICTION OF                  INDUSTRIAL              IDENTIFICATION NUMBER)
INCORPORATION OF               CLASSIFICATION
  ORGANIZATION)                   CODE NUMBER

                           5599 SAN FELIPE, SUITE 555
                              HOUSTON, TEXAS 77056
                                (713) 993-4610

   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                           ---------------------------
                              ROBERT E. GARRISON II
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           PINNACLE GLOBAL GROUP, INC.
                           5599 SAN FELIPE, SUITE 555
                              HOUSTON, TEXAS 77056
                                 (713) 993-4610

 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                       OF REGISTRANT'S AGENT FOR SERVICE)
                           ---------------------------

                                   COPIES TO:

                                CHRIS A. FERAZZI
                             PORTER & HEDGES, L.L.P.
                            700 LOUISIANA, SUITE 3400
                            HOUSTON, TEXAS 77002-2764
                                 (713) 226-0600

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _________

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____________

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /

                                                 CALCULATION OF REGISTRATION FEE
===================================================================================================================================
             TITLE OF EACH CLASS OF           AMOUNT TO BE         PROPOSED MAXIMUM          PROPOSED MAXIMUM         AMOUNT OF
           SECURITIES TO BE REGISTERED         REGISTERED      OFFERING PRICE PER SHARE     AGGREGATE OFFERING     REGISTRATION FEE
                                                                          (1)                   PRICE (1)
-----------------------------------------------------------------------------------------------------------------------------------
Common stock, par value $.01 per share.......   7,125,220               $3 7/16                 $24,492,944              $6,467
===================================================================================================================================

(1) Pursuant to Rule 457(c), the registration fee for these shares is calculated based upon the average of the high and low prices per share of the common stock reported by the Nasdaq National Market on April 26, 2000.

                           ---------------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES EXCHANGE COMMISSION, ACTING PURSUANT TO SAID 8(a), MAY DETERMINE.
===============================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                     SUBJECT TO COMPLETION, DATED APRIL 28, 2000


PROSPECTUS


                                   7,125,220 SHARES

                           [LOGO PINNACLE GLOBAL GROUP, INC.]

                                     COMMON STOCK


         The selling shareholders identified in this prospectus are offering up to 7,125,220 shares of our currently issued and outstanding common stock.

         We are not offering any shares of our common stock for sale under this prospectus, and we will not receive any of the proceeds from the sale of shares by the selling shareholders under this prospectus.

         Our common stock is traded on the Nasdaq National Market under the symbol "PING." The last reported sale price for our common stock on the Nasdaq National Market on May __, 2000 was $_____.




                           ---------------------------

                     INVESTING IN OUR COMMON STOCK INVOLVES RISKS.
              SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

                           ---------------------------





         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                 The date of this prospectus is May ___, 2000

                                                  TABLE OF CONTENTS

WHERE YOU CAN FIND MORE INFORMATION...............................................................................1

THE COMPANY.......................................................................................................2

RISK FACTORS......................................................................................................4

USE OF PROCEEDS..................................................................................................15

SELLING SHAREHOLDERS.............................................................................................16

PLAN OF DISTRIBUTION.............................................................................................18

DESCRIPTION OF OUR CAPITAL STOCK.................................................................................19

LEGAL MATTERS....................................................................................................21

EXPERTS..........................................................................................................21


                       WHERE YOU CAN FIND MORE INFORMATION

         This prospectus constitutes a part of a registration statement on Form S-3 that we filed with the SEC under the Securities Act. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement. You should refer to the registration statement and its related exhibits and schedules for further information about our company and the shares offered in this prospectus. Statements contained in this prospectus concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of that document filed as an exhibit to the registration statement or otherwise filed with the SEC, and each such statement is qualified by this reference. The registration statement and its exhibits and schedules are on file at the offices of the SEC and may be inspected without charge.

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file, including the registration statement, at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our public filings are also available from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at "http://www.sec.gov."

         SEC rules allow us to include some of the information required to be in the registration statement by incorporating that information by reference to other documents we file with them. That means we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 until all of the securities covered by this prospectus are sold:

         - Annual Report on Form 10-K for the year ended December 31, 1999:

         - Current Reports on Form 8-K as filed on January 12, February 4, and April 28, 2000; and

         - Definitive Proxy Statement on Schedule 14A dated December 6, 1999, as supplemented by the Proxy Statement dated January 12, 2000.

         You may request a copy of these filings, which we will provide to you at no cost, by writing or telephoning us at the following address:

                  Pinnacle Global Group, Inc.
                  5599 San Felipe, Suite 555
                  Houston, Texas 77056
                  (713) 993-4610
                  Attention:  Pamela S. Caloway, Secretary

         You should rely only on the information incorporated by reference or contained this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling shareholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

                           ---------------------------

                                  THE COMPANY

         Pinnacle Global Group, Inc. provides a broad range of financial services through its wholly owned operating subsidiaries. Our financial services include institutional and retail brokerage, investment banking, merchant banking, secondary market loan and loan servicing placement, trust related services and asset management. We serve a diverse group of institutional, corporate and individual clients.

         We are the successor issuer to TEI Inc., which is now a wholly owned subsidiary. During 1995, 1996 and 1997, we disposed of all of its operations other than its liquid waste business and the related facility located in Charlotte, North Carolina. The liquid waste business is operated as a discontinued operation through our subsidiary Energy Recovery Resources, Inc.

         From January 1997 through the first quarter of 1998, our management actively evaluated strategies and financial alternatives for maximizing shareholder value. In late April 1998, we reached an agreement in principle to combine with three Houston-based financial services firms. These firms were Harris Webb & Garrison, Inc., a full service regional investment banking, brokerage and financial services firm serving the southwestern United States, Pinnacle Management & Trust Company, a Texas state-chartered trust company and investment management firm, and Spires Financial, L.P., a regional institutional brokerage services and investment banking firm specializing in fixed-income securities and whole loan and loan servicing transactions.

         On January 29, 1999, Pinnacle completed the combination of Harris Webb & Garrison, Pinnacle Management & Trust and Spires Financial, with Pinnacle emerging as the new public holding company. In the combination, just over 50% of our then outstanding common shares were issued to TEI's former shareholders in exchange for their TEI common shares, and slightly less than 50% of our then outstanding common shares, or 3,562,500 shares, were issued to the former owners of the financial services firms. Immediately after the combination, our board included six former TEI directors and six designees of the financial services firms. Executive officers of the financial services firms became our primary executive officers, with TEI's former president and chief executive officer continuing as our Vice-Chairman.

         In March 1999, our management decided to discontinue the operations of Energy Recovery Resources' liquid waste business effective December 31, 1998. These operations, which are conducted primarily in Charlotte, North Carolina and surrounding areas, involve the treating, recycling, and handling of wastewater, waste oil and other non-hazardous fluid waste for owners and operators of underground and above ground storage tanks and other commercial and industrial waste generators. Our management believes the sale of the liquid waste business and related Charlotte, North Carolina facility will be accomplished during 2000.

         On January 31, 2000, we completed the merger of Harris Webb & Garrison, our investment banking subsidiary, with Sanders Morris Mundy Inc. Sanders Morris Mundy survived the merger, was renamed "Sanders Morris Harris Inc." and became our wholly owned subsidiary. In the Sanders merger, we issued 7,125,220 of our common shares to the former shareholders of the Sanders firm, increasing our total outstanding common shares to approximately 14.25 million. As a result of the Sanders merger, three former directors of the Sanders firm became Pinnacle directors, with one director, Don A. Sanders, becoming our Vice-Chairman. The other two Sanders director designees retained primary management responsibility of the new Sanders Morris Harris subsidiary. Sanders Morris Mundy is a twelve-year-old investment banking and brokerage firm based in Houston, Texas, with branch offices in New York City, Denver and Chicago.

         Pinnacle was incorporated in Texas in August 1998 in connection with the January 1999 combination. Our principal executive offices are located at 5599 San Felipe, Suite 555, Houston, Texas 77056, and our telephone number is
(713) 993-4610.

                                 RISK FACTORS

         AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS BEFORE INVESTING.

THE SANDERS MERGER DRAMATICALLY IMPACTED VOTING AND MANAGEMENT CONTROL OF OUR COMPANY.

         The 30 former shareholders of the Sanders firm are primarily comprised of Sanders Morris Harris executives or employees who, as a result of the closing of recent Sanders merger, have joined the company in management and professional capacities. As a result of the Sanders merger, these SMH principals own about 50% of Pinnacle's outstanding common shares. If they act in concert, they will, as a practical matter, be able to effectively exercise control over the company's affairs, including the election of the entire board of directors and, subject to Texas law applicable to related party transactions, any matter submitted to a vote of shareholders.

         Immediately after the Sanders merger:

         - new management members from the Sanders firm (represented by those who have become company officers and directors as a result of the transaction) beneficially own a combined 36.4% of our outstanding common shares; and

         - our post-closing executive officers and directors together beneficially own almost 50% of Pinnacle's outstanding common shares.

         Thus, from both the shareholder and management perspectives, the Sanders merger has significantly impacted "control" of our company.

WE HAVE ONLY A LIMITED COMBINED OPERATING HISTORY OF OUR OWN, AND WE HAVE COMBINED OPERATING HISTORY WITH THE SANDERS FIRM ONLY SINCE JANUARY 31, 2000.

         We became a financial services company only this past January 1999, when our publicly-owned predecessor, TEI, Inc., which was then in the liquid waste business, combined with three previously independent and privately owned financial services firms to form Pinnacle as it exists today. Thus, as a financial services company, we have a limited operating history. At the same time, we have a combined operating history with the Sanders firm only since January 31, 2000. Our short operating history as a financial services company, combined with our lack of experience with the Sanders firm, makes it difficult to evaluate both the results of the January 1999 transaction and the prospects for the Sanders merger.

OUR CORE FINANCIAL SERVICES BUSINESSES ONLY RECENTLY BECAME MODESTLY PROFITABLE, AND WE HAVE RECENTLY RECORDED SIGNIFICANT CHARGES RELATED TO OUR DISCONTINUED BUSINESSES.

         Our core financial services businesses had pretax income of $373,000 for 1999, which includes the operations of Harris Webb & Garrison, Pinnacle Management & Trust and Spires Financial from January 29, 1999, the date we completed the transaction with those entities, through December 31, 1999. However, we also recorded charges of $4,604,000 related to our discontinued businesses, including a $2,807,000 deferred tax asset valuation allowance charged to continuing operations. As a result, we had a net loss of $4,695,000 in 1999. Before the January transaction:

         - TEI, our predecessor, had incurred operating losses during each of the last four years;

         - Harris Webb & Garrison and Pinnacle Management & Trust Company each had profitable operations for the first time in 1997; and

         For 1999, the pro forma combined operating income before income taxes for all the financial services companies participating in the January 1999 transaction was $373,000.

         Thus, we have not yet demonstrated that we can sustain meaningful profitability on a continuing basis, and we may not be able to do so in the future.

         For a more detailed discussion relating to risks associated with our discontinued business, see the risk factors relating to discontinued operations on page 9.

WE COULD EXPERIENCE INTEGRATION AND RELATED PROBLEMS FOLLOWING THE SANDERS
MERGER.

         Integration problems (people, systems, procedures, etc.) can follow any business combination, but they may be more likely to occur when the two combining entities consider themselves as approximate equals, as was the case in the Sanders merger. The Sanders firm has more revenues than we do, and it has a longer operating history than we have. The Sanders firm contributed new management at both the parent company and subsidiary levels. Under these circumstances:

         - cultures may not mesh and management and operating philosophies may diverge;
         - we could experience difficulty in establishing a new and unified corporate identity; and
         - we could experience difficulty in integrating accounting and reporting systems and processes which could hinder the flow and timeliness of information needed by management.

         Factors like these might jeopardize what could have otherwise been a successful combination from a strictly financial point of view.

THE SECURITIES BUSINESS IS VOLATILE.

         In recent years, the stock market has experienced significant volatility, including some of the largest single-day point declines in history. After the stock market declines in October 1987, October 1989 and October 1997, many firms in the industry suffered financial losses. In some areas, the level of individual investor trading activity decreased. Reduced trading volume and lower prices usually mean reduced transaction revenues for financial services firms. A future severe market fluctuation could seriously impact our business, financial condition and operating results, since lower price levels of securities may result in:

         - reduced volumes of securities transactions resulting in lower commission revenues; and
         - reduced management fees calculated as a percentage of managed assets.

         Sudden sharp declines in market values of securities and the failure of issuers and counter parties to perform their obligations can result in illiquid securities which could make it difficult for us to sell securities, hedge securities positions, and invest funds under management.

         The securities business is also vulnerable to the following risks, particularly in volatile or illiquid trading markets:

         -  trading losses
         -  losses resulting from the ownership of underwriting of securities
         -  risks associated with principal activities
         -  the failure of counter parties to meet commitments
         -  customer fraud
         -  employee fraud
         -  issuer fraud
         -  litigation and errors
         -  misconduct and failures in processing transactions

         Our retail broker-dealer operations, as well as our investment banking, institutional sales, proprietary trading, investment advisory and other services, will be even more susceptible to these risks during volatile trading markets and fluctuations in the volume of market activity.

         We are also subject to risks inherent in extending credit to the extent our clearing brokers permit our customers to purchase securities on margin. The margin risk increases during rapidly declining markets when collateral value may fall below the amount our customer owes us. Any resulting losses could adversely effect our business, financial condition and operating results.

OUR INDUSTRY IS PARTICULARLY SENSITIVE TO GENERAL ECONOMIC AND POLITICAL CONDITIONS.

         The securities business is directly affected by:

         -  economic and political conditions
         -  broad trends in business and finance
         - legislation and regulations affecting the national and international business and financial communities
         -  currency values
         -  inflation
         -  market conditions
         - the availability and cost of short-term or long-term funding and capital
         -  the credit capacity of the securities industry in the marketplace
         -  the level and volatility of interest rates

         Any of these factors can contribute to reduced levels of trading activity, securities offerings and merger and acquisition activities, all of which can result in lower revenues from our brokerage, trading, institutional sales and investment banking activities. See "Business of the Company--Effects of Interest Rates" in our annual report on Form 10-K incorporated by reference into this prospectus for a discussion of the effects of interest rates on our business and that of the Sanders firm.

WE ARE A RELATIVELY SMALL COMPANY IN AN INCREASINGLY COMPETITIVE INDUSTRY.

     FINANCIAL SERVICES. Our financial services business and the securities business in general are highly competitive. The principal competitive factors influencing our financial services business are:

         -  professional staff
         -  reputation in the marketplace
         -  existing client relationships
         -  ability to commit capital to client transactions
         -  mix of market capabilities

         Our ability to compete effectively in our securities brokerage and investment banking activities will also be influenced by the adequacy of our capital levels and by our ability to raise additional capital.

         We compete directly with national and regional full service broker-dealers and, to a lesser extent, with discount brokers, dealers, investment banking firms, investment advisors and some commercial banks. We also compete for asset management and fiduciary services with commercial banks, private trust companies, insurance companies and others. Domestic commercial banks and large international banks have recently entered the securities business, including markets in which we compete. We expect competition from banks to increase as a result of recent and anticipated legislative and regulatory initiatives in the United States to remove or relieve restrictions on commercial banks relating to securities sales.

         The financial services industry has become considerably more concentrated as many securities firms have either ceased operations or been acquired by or merged into other firms. Many of these larger firms have significantly greater financial and other resources than we do, and can offer their customers more products and services, lower pricing, broader research capabilities, and access to international markets and other products, which we cannot provide.

         We also face competition from a rapidly developing discount or electronic brokerage services industry. These competitors may have lower costs and may offer their customers more attractive pricing or other terms. We also anticipate competition from underwriters who attempt to effect public offerings using non-traditional means of distribution, including through electronic media like the Internet. Issuers themselves may try to sell their securities directly to purchasers, including through electronic media. If issuers and purchasers of securities can transact business without financial intermediaries like us, then our business could suffer. See "Business of the Company--Competition" in our annual report on Form 10-K incorporated by reference into this prospectus for a more detailed discussion of the competitive environment surrounding us.

         LIQUID WASTE. Until its disposition, the results from our liquid waste operations will be affected by the competitive environment which exists within that industry. Our liquid waste subsidiary competes with other liquid waste processing facilities and alternative disposal methods, both legal and illegal. In addition, competitive products and services will continue to be successfully developed and marketed by others. The market for the various resellable by-products we recover is also competitive, and is served by several large companies and a number of smaller, owner-operated companies.

         We also face competition from customers who seek to enhance and develop their own methods of disposal instead of using the services of third parties like us. Increased use of internal processing and disposal methods could also hurt our business.

         Some competitors in our liquid waste business offer a broader range of services, have greater name recognition, offer services or products at a lower cost and have greater financial and other resources than we do. Also, as the liquid waste market matures, competition will likely increase. See "Business of the Company--Competition" in our annual report on Form 10-K incorporated by reference into this prospectus for a further discussion of competitive factors involving our liquid waste business.

WE MUST RETAIN AND RECRUIT KEY PERSONNEL.

         GENERAL. We depend on the continuing efforts of our executive officers and senior management. That dependence may be intensified by our decentralized operating strategy. If executive officers or members of senior management leave us, until we attract and retain qualified replacements, our business or prospects could be adversely affected. Further, the recent success of the companies we acquired earlier this year can in some measure be attributed to the entrepreneurial spirit of their senior management. To the extent that we, as a larger, more structured organization than any of the companies we acquired, fail to sustain this entrepreneurial attitude, the impetus for our continued success could be reduced.

         FINANCIAL SERVICES PERSONNEL. We derive our financial services revenues from the efforts of senior management and retail investment executives, and research, investment banking, retail and institutional sales, trading, asset management and administrative professionals. Our future success depends, in a large part, on our ability to attract, recruit and retain qualified financial services professionals. Demand for these professionals is high and their qualifications make them particularly mobile. Those circumstances have led to escalating compensation packages in the industry. Up front payments, increased payouts and guaranteed contracts have made recruiting these professionals more difficult and can lead to departures from current employees. Departures can also cause client defections due to close relationships between clients and the professionals. If our attempts to attract, recruit and retain skilled professionals are impaired for any reason, our business could suffer.

THE FULL AND IMMEDIATE EXPECTED BENEFITS FROM THE SANDERS MERGER MAY DEPEND ON A SINGLE INDIVIDUAL.

         Don A. Sanders co-founded the Sanders firm and now serves as our director and vice-chairman and as chairman of SMH's executive committee. We believe that the prior growth and success of the Sanders firm is in large part attributable to Mr. Sanders' efforts and his personal and business relationships. Notwithstanding that Mr. Sanders is enthusiastic about the Sanders merger, has assumed a full time management position with us, is our largest single shareholder, and is in reported good health, it remains that (a) Mr. Sanders is 63 years old and (b) he will have no contractual commitment to continue with us as an executive or in any other management capacity.

         If Mr. Sanders should become incapacitated, or he for any reason decides in the near term not to remain active with the company, we might not realize, at least on a short-term basis, the full expected benefits of the Sanders merger.

SOME OF OUR BUSINESS IS GEOGRAPHICALLY CONCENTRATED.

         Because our brokerage, investment banking and trust management businesses focus on investors and capital market clients based in the southwestern United States, a significant economic downturn in that region could adversely affect our revenues. Brokerage, investment banking and trust management accounted for approximately 77% of our pro forma combined revenues for 1999. So, an economic downturn in the Southwest could adversely affect all companies in the region and reduce our brokerage and underwriting business from those companies. In addition, a regional economic downturn could adversely affect our retail clients or emerging and middle-market companies or growth industries within the region we predominantly serve, which could in turn adversely affect us.

         Our liquid waste business is concentrated within a 150-mile radius of Charlotte, North Carolina. A significant economic downturn in that area could adversely affect our liquid waste revenues.

OUR BUSINESS ATTRACTS LITIGATION AND SECURITIES LAW LIABILITY.

         Our financial services business involves substantial risks of liability. From time to time we may be named as defendants in civil litigation and arbitration proceedings arising from our business activities as broker-dealers. The plaintiffs in litigation or arbitration may allege misconduct by our investment executives, claiming, for example, that investments sold by them were unsuitable for the plaintiffs' portfolios, or that they engaged in excessive trading in the plaintiffs' accounts. Though we have not historically incurred material liability for these problems, we are not immune to them and substantial liabilities from these matters could occur.

         In recent years, there has been a substantial amount of litigation involving the securities brokerage industry, including class action lawsuits seeking substantial damages and other suits seeking punitive damages. Companies engaged in the underwriting of securities, as we are, are subject to substantial potential liability, including for material misstatements or omissions in prospectuses and other communications in underwritten offerings of securities or statements made by securities analysts. These liabilities can arise under federal securities laws, similar state statutes and common law doctrines. The risk of liability may be higher for an underwriter that, like us, is active in the underwriting of securities offerings for emerging and middle-market companies, because of the higher degree of risk and volatility associated with the securities of these companies. The defense of these or any other lawsuits or arbitration proceeding may divert the efforts and attention of our management and staff, and we may incur significant legal expense in defending litigation or arbitration proceedings.

         For example, in October 1999, a brokerage customer initiated an arbitration proceeding against Harris Webb & Garrison alleging wrongdoing in the execution of a trade. The customer is seeking damages of $532,000, and a hearing date has not been scheduled. We are contesting the allegations vigorously, however, due to the uncertainty involved in actions of this nature, we are unable to determine the likelihood of an unfavorable outcome in the proceeding.

         In November 1999, Sanders Morris Harris received a letter from the chairman of the audit committee of Waste Management, Inc. asking for information concerning investments by Sanders Morris Harris, its clients, and the Environmental Opportunities Funds in a number of private and public companies that either purchased assets from Waste Management or were acquired by Waste Management while John E. Drury was both employed by Waste Management and associated with Sanders Morris Mundy, the predecessor to Sanders Morris Harris. Mr. Drury was a former executive officer and director of Waste Management and a shareholder and director of Sanders Morris.

Mr. Drury died in April 2000 and his share ownership in Waste Management and, as a result of the Sanders merger, his 2.2% share ownership of our company, have passed to his estate pending probate of his will. Sanders Morris Harris has provided information in response to the Waste Management request.

         Waste Management has not made any formal claim against Sanders Morris Harris. However, Waste Management's investigation is continuing. Based on our own investigation and discussions with management of Sanders Morris Harris, we believe there is no factual basis or legal basis for any Waste Management claim against Sanders Morris Harris. While we believe that neither the existence nor the ultimate resolution of the Waste Management investigation will have a material adverse effect on the financial condition of Sanders Morris Harris, we cannot predict the outcome of the investigation and if the claim is made we cannot determine the significance of the related costs and management attention required to defend it.

         See also "--Our business is highly regulated" for a discussion of regulatory matters affecting the financial services industry.

WE MAY NOT BE ABLE TO SELL OUR DISCONTINUED LIQUID WASTE BUSINESS OR WE MAY ONLY BE ABLE TO SELL IT AT A LOSS.

         As a result of the January 1999 combination with Harris Webb & Garrison, Pinnacle Management & Trust and Spires Financial and our change in focus to the financial services industry, we discontinued our liquid waste operations effective December 31, 1998. During the fourth quarter of 1998, we recorded an estimated loss on disposition of this business of about $2.2 million (net of tax). We recorded an additional loss of $230,000 (net of tax) during the third quarter of 1999 based on estimated operating losses from the liquid waste business through the anticipated sale date. In the fourth quarter of 1999, based in part on discussions with a third party, we recorded an additional estimated loss provision of $1 million. Also, we may not be able to sell our liquid waste business at a price we consider adequate, or if sold, recover our current investment. Our liquid waste business may also incur more operating losses in the future in excess of the recorded amounts, and we may have to record additional losses in future periods based on the sales price for the discontinued business.

OUR PREVIOUSLY DISPOSED OF OPERATIONS COULD POSE SPECIAL RISKS.

         From 1995 through 1997, we disposed of all of our operating businesses other than our liquid waste business. In the December 1997 sale of assets of one of our former subsidiaries, the purchaser agreed to complete customer contracts of the subsidiary in process at the time of sale. We remain primarily liable to complete the contracts, and agreed to reimburse the purchaser if its aggregate completion costs exceed the aggregate contract price. During the fourth quarter of 1998, we recorded a loss of about $1.3 million (net of tax) for potential liability associated with these contracts, principally from the cancellation of a major customer contract. During the third quarter of 1999, the purchaser informed us that additional costs would be incurred to complete the customer contracts. As a result, we recorded an additional loss of about $73,000 (net of tax) during the third quarter of 1999. In March 2000, we were informed by a customer that while the projects under the contract were substantially complete, payments on the contracts would not be made. Under the purchase agreement, we are liable to the purchaser for contract payments not made by the customer, and thus, we recorded an additional liability of $1.2 million. We paid the purchaser $420,000 with respect to our obligations in March 2000. Also, past estimates of completion costs have varied significantly, and it is possible that additional costs could be incurred by the purchaser to complete the contracts. If the purchaser does not complete the contracts, or if it incurs more excess costs in completing the contracts, we could incur more liability to either the former customers or the purchaser.

THERE IS POTENTIAL ENVIRONMENTAL LIABILITY ASSOCIATED WITH OUR LIQUID WASTE BUSINESS.

         Through our Energy Recovery Resources subsidiary, we process and dispose of various types of non-hazardous wastes at a North Carolina processing facility. Though ERR is for sale, we have not sold it yet, and we will be subject to environmentally related risks as long as we own it and possibly thereafter, depending on the terms of sale. Acts or omissions that could give rise to environmental liabilities attributable to our liquid waste business and the nature of the liabilities include:

                          Act/Omission                         Nature of Liability
                          ------------                         -------------------

-   one of our owned or operated facility causes            -   substantial monetary penalties
    environmental damage

-   waste transported by us causes environmental            -   an order reducing or terminating the responsible
    damage at another site                                      operations

-   we fail to comply with environmental and land           -   the revocation or denial of permits or other
    use laws and regulations or a permit or consent             approvals necessary for continued operations or
    order                                                       expansion of a facility

-   a facility owned or operated by us or the soil          -   liability for environmental damage at our facility
    or groundwater at the facility is or becomes                or on adjacent property or environmental damage
    contaminated                                                at another site associated with waste we transport

                                                            -   liability under CERCLA or comparable state laws

                                                            -   criminal liability for us or our officers


         Also, citizens' groups, adjacent landowners or governmental entities could oppose the issuance of one of our permits or approvals or allege violations of our operating permits or laws or regulations to which we are subject. Any of these liabilities could have a material adverse effect on ERR's, and thus our, business, results of operations and financial condition. The Comprehensive Environmental Response Compensation and Liability Act (or CERCLA) and comparable state laws impose retroactive strict joint and several liability on various parties associated with a site at which there has occurred or been threatened a release of any hazardous substance. Liability under the Resource Conservation and Recovery Act (or RCRA), CERCLA and comparable state laws may include responsibility for costs of site investigations, site clean up, site monitoring, natural resources damages and property damages. Liabilities under RCRA, CERCLA and comparable state laws can be substantial. If imposed on us, they could materially and adversely affect our whole company. See "Business of the Company--Government Regulation" in our annual report on Form 10-K incorporated by reference in this prospectus.

         During the ordinary course of our operations, we may receive citations or notices from governmental authorities claiming noncompliance with our permits or environmental or land use laws and regulations. We would work with the authorities to resolve issues raised by these citations or notices, but we may not always be successful, and our failure to resolve a significant issue could adversely affect our ability to sell our liquid waste operations, or the proceeds we would receive from such a sale, or our continuing liquid waste operations if we cannot sell ERR.

WE DEPEND ON SYSTEMS AND SOFTWARE.

         Our financial services business depends on communications and information systems. Any failure or interruption of these systems, or of the systems of our clearing brokers, could cause delays in securities trading activities. The delays could hurt our operations. Systems failure or interruptions can be caused by a natural disaster, power or telecommunications failure, act of God, act of war or other events. If there is a failure or interruption, back-up procedures and capabilities may be inadequate.

         Through our Spires subsidiary, we use integrated, internally developed software to solicit and develop client relationships over the Internet. Because this software is Internet-based and dependent, any failure of the Internet could adversely effect Spires' ability to solicit and execute orders. Spires' internally developed software is also dependent on the efforts of in-house systems and development personnel for maintenance and system upgrades, as well as source data and programs supplied by third parties under existing agreements. If we cannot either retain or attract qualified systems and development personnel or access third-party source data and programs, Spires' business and operating results, and thus those of the whole company, could decline. See "Business--Services" and "Business--Intellectual Property" in our annual report on Form 10-K incorporated by reference in this prospectus for a discussion of the services we provide through Spires and its internally developed software.

OUR OPERATING RESULTS MAY FLUCTUATE.

         Our revenues and operating results may fluctuate from quarter to quarter and from year to year due to a combination of factors like:

         - the number of underwritten and merger and acquisition transactions completed by our clients;
         -  the level of institutional and retail brokerage transactions;
         -  levels of assets under our management;
         -  the level of gains from our direct security investments;
         -  variations in our personnel costs;
         -  litigation expenses; and
         -  the expenses of establishing any new business units.

         Our revenues from an underwriting transaction will be recorded only when the underwritten security begins trading. Revenues from a merger or acquisition transaction are recorded only when the retainer fees are received or the transaction closes. Accordingly, the timing of recognition of revenue from a significant transaction can materially affect our quarterly and annual operating results.

WE MAY BE CONSTRAINED BY NET CAPITAL REQUIREMENTS.

         The SEC, the NASD, and various other securities exchanges and other regulatory bodies in the United States have rules imposing net capital requirements which affect each of our broker-dealer subsidiaries. These rules are designed to ensure that broker-dealers maintain adequate net capital in relation to their liabilities and the size of their customers' business. These net capital rules have the effect of requiring that a substantial portion of a broker-dealer's assets be kept in cash or highly liquid investments. Failure to maintain the required net capital may subject a firm to suspension or revocation of its registration by the SEC and suspension or expulsion by the NASD and other regulatory bodies. Ultimately, it could require the firm's liquidation. Also, under Texas law, our Texas trust subsidiary, Pinnacle Management & Trust, is required to maintain minimum net capital of $1.5 million.

         Compliance with these net capital rules could limit operations that require extensive capital, such as underwriting or trading activities. Our trust management subsidiary could also be limited operationally by the net capital requirements. These net capital rules could also restrict our ability to withdraw capital in situations where our broker-dealer and trust company subsidiaries have more than the minimum required capital. We may be limited in our ability to pay dividends, implement our strategies, pay interest or repay principal on our debt and redeem or repurchase our outstanding shares. In addition, a change in these net capital rules or new rules affecting the scope, coverage, calculation or amount of the net capital requirements, or a significant operating loss or significant charge against net capital, could have similar effects.

OUR BUSINESS IS HIGHLY REGULATED.

         FINANCIAL SERVICES. Like the securities industry in general, our registered broker-dealer and investment advisor subsidiaries are subject to extensive regulation in the United States at both the federal and state levels. As broker-dealers, our SMH and Spires subsidiaries are subject to the regulations covering all aspects of the securities business. Regulated activities include:

         -  sales methods
         -  trade practices among broker-dealers
         -  use and safekeeping of customers' funds and securities
         -  capital structure
         -  record keeping
         -  limitations on business activities
         -  conduct of directors, officers and employees

         As a matter of public policy, regulatory bodies are charged with safeguarding the integrity of the securities and other financial markets and with protecting the interests of customers participating in those markets. In addition, self-regulatory organizations, called "SROs," and other regulatory bodies in the United States, such as the SEC, the New York Stock Exchange, the NASD, and the Municipal Securities Rulemaking Board, require strict compliance with their rules and regulations. Failure to comply could result in adverse consequences, including (1) censure, (2) civil penalties, (3) fines, (4) cease-and-desist orders, (5) the suspension of a broker-dealer, investment adviser or futures commission merchant, (6) the statutory disqualification of officers or employees or (7) other consequences which could adversely effect us. Even if none of these actions are taken, the administrative or judicial proceedings or arbitrations could have a material adverse effect on our perceived creditworthiness, reputation and competitiveness. Financial services clients or others who allege that they have been damaged by a violation of applicable regulations also may seek to obtain compensation from us, including the unwinding of their transactions with us. Additional legislation or regulations, or changes in the methods or enforcement of existing regulations by governmental entities or SROs may materially and adversely affect us.

         Our financial services businesses may be materially affected not only by regulations applicable to our subsidiaries as financial market intermediaries, but also by regulations of general application. For example, the volume of our underwriting, merger and acquisition and principal investment business in a given period could be affected by (1) existing and proposed tax legislation, (2) antitrust policy and other governmental regulations and policies (including the interest rate policies of the Federal Reserve Board), and (3) changes in interpretation or enforcement of existing laws and, rules that affect the business and financial communities. From time to time, various antitakeover legislation and legislation that could affect the benefits from financing leveraged transactions with high-yield securities have been proposed. If enacted, they could adversely affect the volume of merger and acquisition business. This could in turn adversely affect our underwriting, advisory and trading revenues related to that business.

         Our trust subsidiary, Pinnacle Management & Trust, also operates in a highly regulated environment and is subject to extensive supervision and examination by Texas regulatory agencies. As a Texas chartered trust company, Pinnacle Management & Trust is subject to the Texas Trust Company Act, the rules and regulations under that act, and supervision by the Texas Banking Commissioner. These laws are intended primarily for the protection of Pinnacle Management & Trust's clients, not its investors. The Texas Trust Company Act requires or imposes:

         -  periodic examinations by the office of the Texas Banking
            Commissioner;
         -  furnishing periodic financial statements to the Banking
            Commissioner;
         -  minimum net capital maintenance;
         -  fiduciary record-keeping;
         -  bonding for the protection of clients;
         -  restrictions on investments of restricted capital;
         -  lending and borrowing limitations;
         -  prohibitions against certain activities;
         - prior approval from the Banking Commissioner for certain corporate events (E.G., mergers, sale/purchase of all or substantially all of the assets and transactions transferring control of the trust company); and
         - broad regulatory powers if the trust company violates certain provisions of Trust Company Act or is determined to be in a "hazardous condition."

         While we believe Pinnacle Management & Trust is in material compliance with these laws and regulations, it may not be able to continue compliance, or these laws or regulations may change adversely. Either event could have a material adverse effect on Pinnacle Management & Trust, and thus our company as a whole.

         Our ability to comply with laws and rules relating to our financial services business will depend in large part upon maintaining a system to monitor compliance, and our ability to attract and retain qualified compliance personnel. Although we believe we are in material compliance with these laws and regulations, we may not be able to comply in the future. Any noncompliance could have a material adverse effect on our company.

         LIQUID WASTE. The operations of our liquid waste subsidiary, Energy Recovery Resources, are subject to numerous and continually evolving federal, state and local laws, regulations and policies that govern environmental protection, zoning and other matters, including the Clean Water Act, Resource Conservation and Recovery Act and the Clean Air Act. If existing regulatory requirements change, we may have to make significant unanticipated capital and operating expenditures and the estimate sale proceeds from the disposition of this subsidiary could be impaired. Although we believe ERR is in material compliance with applicable laws and regulations, it may not stay in compliance. Governmental authorities may seek to impose fines and penalties on ERR or to revoke or deny the issuance or renewal of operating permits for failure to comply with applicable laws and regulations. Under these circumstances, we might be required to reduce or cease ERR's operations or conduct site remediation until a problem is remedied. In addition, if our liquid waste operations result in the release of hazardous substances, we could incur liability under the Comprehensive Environmental Response Compensation and Liability Act.

         Our ERR facility also requires permits and approvals from federal, state and local governments. These permits, approvals or applications may be denied, revoked or modified under various circumstances. In addition, if new environmental legislation or regulations are enacted or existing legislation or regulations are amended or are enforced differently, ERR may have to obtain additional operating permits or approvals for its facility. The process of obtaining a required permit or approval may be lengthy and expensive. The issuance of the permits or the obtaining of the approval may be opposed by the public. If ERR cannot obtain or maintain all required permits and approvals for its liquid waste processing facility, its business, results of operations and financial condition could be adversely affected.

         If any of the events described above occur, our ability to dispose of ERR may be impaired.

WE MAY HAVE PROBLEMS KEEPING SUFFICIENTLY INSURED.

         While we will maintain liability insurance, it will be subject to coverage limits. Some policies exclude coverage for certain securities laws violations and environmental contamination, risks to which we may be particularly susceptible. Liability insurance may not continue to be available to us on commercially reasonable terms. Potential liabilities we may incur may not be covered by our insurance. The dollar amount of potential liabilities may exceed our policy limits. The insurance carrier may not satisfy its obligations under the policy. See "--Our business attracts litigation and securities law liabilities" and "--There is potential environmental liability associated with our liquid waste business" for a discussion of potential liabilities associated with our businesses.

WE COULD SUFFER LOSSES DUE TO FRAUD OR MISTAKES OF CUSTOMERS OR EMPLOYEES.

         We will be exposed to the risk of significant losses from customer fraud, employee errors, misconduct and fraud (including unauthorized transactions by brokers and traders) and failures relating to processing of securities transactions. Our risk management procedures and internal controls may not prevent these losses or detect them before they become meaningful.

THERE ARE MARKET, CREDIT AND LIQUIDITY RISKS ASSOCIATED WITH OUR
MARKET-MAKING, PRINCIPAL TRADING, ARBITRAGE AND UNDERWRITING ACTIVITIES.

         Our market making, principal trading and underwriting activities will involve the purchase, sale or short sale of securities as principal. These activities will subject our capital to significant risks from markets that may be illiquid or are susceptible to rapid fluctuations in liquidity. These market conditions could limit our resale of purchased securities or the repurchase of securities sold short. They could also subject our capital to significant risks, including market, credit, counter party and liquidity risks. Market risk relates to the risk of fluctuating values and the ability of third parties to whom we have extended credit to repay us. Counter party risk relates to whether a counter party on a transaction will fulfill its contractual obligations, which may include delivery of securities or payment of funds. Liquidity risk relates to our inability to liquidate assets or redirect illiquid investments.

         In our underwriting and merchant banking activities, we may have large position concentrations in securities of, or commitments to, a single issuer or issuers engaged in a specific industry. Also, the trend in all major capital markets toward larger commitments on the part of lead underwriters means that an underwriter (including a co-manager) may retain significant position concentrations in individual securities. These concentrations increase our exposure to specific credit and market risks.

OUR STOCK PRICE MAY BE VOLATILE DUE TO THIN TRADING AND OTHER FACTORS.

         The market price of our common stock may be subject to significant fluctuations in response to many factors, including variations in our reported financial results and changing conditions in the economy in general, in our businesses in particular, or in the industry of one of our major client groups. Also, the stock markets periodically experience significant price and volume volatility which may affect the market price of our common stock for reasons unrelated to us or our operating performance.

         These potential problems could be accentuated by a lack of public float in the market for our shares. As a result of the Sanders merger, about 77.8% of our outstanding shares are held by our officers, directors and employees, leaving about 22.2% in the hands of the general public. Resultant "thin trading" could depress our stock price and contribute to heightened price volatility.

LATER ISSUED PREFERRED STOCK COULD REDUCE THE VALUE OR VOTING POWER OF YOUR COMMON STOCK.

         Our charter allows our board to serially issue preferred stock and to determine its rights, powers and preferences. Future preferred stock issued under the board's authority could enjoy preferences over your common stock as to dividends, distributions and voting power. Holders of preferred stock could, for example, be given the right to separately elect some number of our directors in all or specified events, or an independent veto right over certain transactions, and redemption rights and liquidation preferences assigned to preferred stockholders could affect the residual value of your common stock.

THERE COULD BE IMPEDIMENTS TO A TAKEOVER OR CHANGE OF CONTROL OF OUR COMPANY, EVEN IF THE CHANGE COULD BENEFIT OUR STOCKHOLDERS.

         Provisions of our corporate documents and Texas law may delay or prevent an attempt to obtain control of our company, whether by means of a tender offer, business combination, proxy contest or otherwise. These provisions include:

         -  the authorization of "blank check" preferred stock;

         -  classification of the board of directors;

         - a limitation on the removal of directors only for cause, and then only on approval of the holders of two-thirds of the outstanding voting stock;

         - a restriction on the ability of shareholders to take actions by less than unanimous written consent; and

         -  a restriction on business combinations with interested parties.

         However, at our 2000 annual shareholders' meeting, we intend to solicit a proposal from our shareholders to declassify our board of directors.

         See "Description of Our Capital Stock" (pages 19 to 21) for a discussion of the attributes associated with ownership of our capital stock.

YOU SHOULD NOT PLACE UNDUE RELIANCE ON FORWARD-LOOKING STATEMENTS.

         With the exception of historical information, the matters in this prospectus and those matters incorporated into this document by reference to our SEC filings may include "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally can be identified by the use of forward-looking terminology, such as "may," "will," "expect," "intend," "estimate," "anticipate," or "believe," or similar terminology.

         The forward-looking statements include discussions about business strategy and expectations concerning market position, future operations, margins, profitability, liquidity and capital resources, and statements concerning the integration into our business of the operations we have combined or acquired. Although we believe that the expectations in such statements are reasonable, these expectations are inherently uncertain. We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. Our operations are subject to several uncertainties, risks and other influences, many of which are outside our control any one of which could cause our results to be significantly different from management's expectations, and thus from the results discussed in the forward looking statements. Important factors that may cause such differences include those described in "Risk Factors" and elsewhere in this prospectus.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of our common stock by the selling shareholders under this prospectus.

                              SELLING SHAREHOLDERS

         The following table sets forth certain information concerning each of the selling shareholders. Assuming that the selling shareholders offer all of their shares of our common stock, the selling shareholders will not have any beneficial ownership except as otherwise provided in the table. The shares are being registered to permit the selling shareholders and certain of their respective donees, transferors or other successors in interest to offer the shares for resale from time to time. See "Plan of Distribution."

                                        Number of Shares
                                        Owned and to be       Number of          Number of           Percentage of
                                         Owned Prior to     Shares Being       Shares Owned          Shares Owned
       Selling Shareholders (1)           Offering (2)       Offered (2)     After Offering (3)    After Offering (3)
       ------------------------         ----------------    ------------     ------------------    ------------------
Don A. Sanders (4)..................          2,083,156       2,083,156              0                     *
Ben T. Morris (5)...................          1,201,438       1,201,438              0                     *
George L. Ball (6)..................          1,201,438       1,201,438              0                     *
Sanders 1998 Children's Trusts (7)..            703,968         703,968              0                     *
R. Larry Kinney (8).................            512,137         512,137              0                     *
Estate of John E. Drury (9).........            305,053         305,053              0                     *
Wyatt A. Williams Jr. (10) .........            150,884         150,884              0                     *
John I. Mundy (11) .................            146,660         146,660              0                     *
Bruce R. McMaken (12) ..............            135,045         135,045              0                     *
James S. Jordan (13) ...............            117,446         117,446              0                     *
Charles L. Davis (14) ..............            106,652         106,652              0                     *
Michael S. Chadwick (15) ...........            101,137         101,137              0                     *
Kenneth Leung (16) .................             77,906          77,906              0                     *
W. Bradley Deason (17) .............             41,769          41,769              0                     *
Brede Klefos (18) ..................             35,434          35,434              0                     *
Humbert Powell (19) ................             35,434          35,434              0                     *
John H. Malanga (20) ...............             28,277          28,277              0                     *
Bret D. Sanders (21) ...............             28,277          28,277              0                     *
William C. Conroy (22) .............             25,109          25,109              0                     *
Melville L. Cody (23) ..............             19,477          19,477              0                     *
M. Lynn Detrick (24) ...............             19,242          19,242              0                     *
Rune Medhus (25) ...................              7,040           7,040              0                     *
David Giannini (26) ................              7,040           7,040              0                     *
Dean Oakey (27) ....................              7,040           7,040              0                     *
Irene Haas (28) ....................              7,040           7,040              0                     *
Karen D. Kane (29) .................              6,806           6,806              0                     *
Sandra J. Williams (30) ............              3,755           3,755              0                     *
Lori D. Johnston (31) ..............              3,520           3,520              0                     *
Ann M. Smoot (32) ..................              3,520           3,520              0                     *
Thomas J. Anderson (33) ............              3,520           3,520              0                     *

-----------------------
      *  Less than 1%.

(1) Each of the selling shareholders received their shares included in this table in exchange for their shares of Sanders Morris Mundy Inc. as part of the merger of Harris Webb & Garrison, our former investment banking subsidiary, with Sanders Morris Mundy completed on January 31, 2000.

(2) Ownership is determined in accordance with Rule 13d-3 under the Exchange Act. The actual number of shares beneficially owned and offered for sale is subject to adjustment and could be materially less or more than the estimated account indicated depending upon factors which we cannot predict at this time.

(3) Assumes the sale of all of the shares offered hereby to persons who are not affiliates of the selling shareholders.

(4) Don A. Sanders is a director of the Company and currently serves as one of our Vice-Chairmen. He also serves as a director of Sanders Morris Harris and as the chairman of its Executive Committee. Mr. Sanders is subject to restrictions on transfer of his shares until January 31, 2001. See "Plan of Distribution."

(5) Ben T. Morris is a director of the Company and a member of our Executive Committee. He also serves as a director and President and Chief Executive Officer of Sanders Morris Harris and as a director of Pinnacle Management & Trust, Spires Financial G.P., Inc. and PGG Capital, Inc. Mr. Morris is subject to restrictions on transfer of his shares until January 31, 2001. See "Plan of Distribution."

(6) George L. Ball is a director of the Company. He also is a director and Chairman of the Board of Sanders Morris Harris and a director of Pinnacle Management & Trust, Spires Financial G.P, Inc. and PGG Capital, Inc. Mr. Ball is subject to restrictions on transfer of his shares until January 31, 2001. See "Plan of Distribution."

(7) The Sanders 1998 Children's Trust was created by Don A. Sanders for the benefit of his children. Ben T. Morris is a co-trustee of the trust. The Trust is subject to restrictions on transfer of its shares until January 31, 2001. See "Plan of Distribution."

(8) R. Larry Kinney is a director of Sanders Morris Harris and serves as its Executive Vice President and Director of Trading Activities. Mr. Kinney is subject to restrictions on transfer of his shares until January 31, 2001. See "Plan of Distribution."

(9) John E. Drury died in April 2000 and his shares have become part of his estate pending probate of his will. Mr. Drury previously served as a director of Sanders Morris Harris before his resignation in October 1999.

(10) Wyatt A. Williams Jr. is President of Institutional Sales & Research of Sanders Morris Harris.

(11) John I. Mundy served as a director of Sanders Morris Harris until December 1999 and previously served as one of its Vice Presidents until March 1997.

(12) Bruce R. McMaken is a Vice President in the Investment Banking Division, a Managing Director in the Corporate Finance Division and a Co-Investment Manager of the Environmental Funds of Sanders Morris Harris.

(13) James S. Jordan is a Managing Director in the Corporate Finance Division of Sanders Morris Harris.

(14) Charles L. Davis is a Vice President in the Investment Banking Division and a Managing Director in the Corporate Finance Division of Sanders Morris Harris.

(15) Michael S. Chadwick is a Senior Vice President in the Investment Banking Division and a Managing Director in the Corporate Finance Division of Sanders Morris Harris.

(16) Kenneth Leung is a Managing Director in the Corporate Finance Division and a Co-Investment Manager of the Environmental Funds of Sanders Morris Harris.

(17) W. Bradley Deason is a Vice President in the Institutional Sales Division of Sanders Morris Harris.

(18) Brede Klefos is a Sales Manager and a Manager of the Financial Advisory Division of Sanders Morris Harris.

(19) Humbert Powell is a Managing Director in the Corporate Finance Division of Sanders Morris Harris.

(20) John H. Malanga is a Vice President in the Investment Banking Division and a Associate in the Corporate Finance Division of Sanders Morris Harris.

(21) Bret D. Sanders is a Vice President in the Trading Division of Sanders Morris Harris.

(22) William C. Conroy is a Vice President in the Institutional Sales Division of Sanders Morris Harris.

(23) Melville L. Cody is a Vice President in the Securities Analyst Division of Sanders Morris Harris.

(24) M. Lynn Detrick is a Vice President in the Securities Analyst Division of Sanders Morris Harris.

(25) Rune Medhus is a Senior Financial Advisor of Sanders Morris Harris.

(26) David Giannini is a Vice President in the Institutional Sales Division of Sanders Morris Harris.

(27) Dean Oakey is a Senior Financial Advisor of Sanders Morris Harris.

(28) Irene Haas is a Vice President in the Securities Analyst Division of Sanders Morris Harris.

(29) Karen D. Kane is a Vice President in the Securities Analyst Division of Sanders Morris Harris.

(30) Sandra J. Williams is Administrative Manager and Corporate Secretary of Sanders Morris Harris.

(31) Lori D. Johnston is a Vice President in the Trading Division of Sanders Morris Harris.

(32) Ann M. Smoot is a Controller of Sanders Morris Harris.

(33) Thomas J. Anderson is Director of Compliance of Sanders Morris Harris.

                               PLAN OF DISTRIBUTION

         This prospectus covers the resale of shares of our common stock by the selling shareholders. As used in this prospectus, "selling stockholders" includes holders of shares of our common stock received from a selling shareholder after the date of this prospectus and who received such shares by gift or other transfer by such selling shareholder to an immediate family member of such shareholder, by will or through operation of the laws of descent and distribution, and their respective administrators, guardians, receivers, executors or other persons acting in a similar capacity. The selling shareholders may sell their shares of common stock under this prospectus:

         - through one or more broker-dealers acting as either principal or agent;
         -  through underwriters;
         -  directly to investors; or
         -  any combination of these methods.

         The selling shareholders will fix a price or prices, and they may change the price, of the shares of common stock offered based upon:

         -  market prices prevailing at the time of sale;
         -  prices related to those market prices; or
         -  negotiated prices.

     These sales may be effected in one or more of the following transactions (which may involve crosses and block transactions);

         - on any securities exchange or U.S. inter-dealer system of a registered national securities association on which the common stock may be listed or quoted at the time of sale;
         -  in the over-the-counter market;
         -  in private transactions;
         - through the writing of options, whether the options are listed on an option exchange or otherwise; or
         -  through the settlement of short sales.

         Broker-dealers, underwriters or agents may receive compensation in the form of discounts, concessions from the selling shareholder or the purchasers. These discounts, concessions or commissions may be more than those customary for the transaction involved. If any broker-dealer purchases the shares of common stock as principal, it may effect resales of the shares through other broker-dealers, and other broker-dealers may receive compensation from the purchasers for whom they act as agents.

         Under the Sanders merger agreement, each of Don A. Sanders, Ben T. Morris, George L. Ball, the Sanders' 1998 Children's Trust and R. Larry Kinney executed lock-up letters under which each of them agreed, for a period of one year expiring January 31, 2001, not to sell, grant any option or otherwise transfer any shares of our common stock or securities convertible into, or exercisable for, our common stock. Registration of their shares will not release their obligations under the lock-up arrangements.

         To comply with the securities laws of some states, if applicable, the shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

         The selling shareholders and any underwriters, broker-dealers or agents that participate in the sale of the shares may be "underwriters" within the meaning of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities

Act. Selling shareholders who are "underwriters" within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

         Any shares covered by this prospectus which qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus. A selling shareholder may not sell any shares described in this prospectus and may not transfer, devise or gift these securities by other means not described in this prospectus.

         To the extent required, the specific shares to be sold, the names of the selling shareholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement which includes this prospectus.

         We have agreed to pay substantially all of the expenses in connection with the registration, offering and sale of the shares covered by this prospectus, other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

         We have agreed to keep the registration statement, which includes this prospectus, effective until May ___, 2002, subject to extension for any suspension or blackout periods during which shares covered by this prospectus cannot be sold.

                          DESCRIPTION OF OUR CAPITAL STOCK

         Our charter authorizes us to issue 110,000,000 shares of stock, consisting of 100,000,000 shares of common stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.01 per share. The following summary description of our capital stock is not complete and does not give effect to applicable statutory or common law. The summary is also subject to applicable provisions of our charter.

COMMON STOCK

         Our common shareholders are entitled to one vote per common share in the election of directors and on all other matters on which shareholders are entitled or permitted to vote. Holders of our common shares do not have cumulative voting rights. Therefore, subject to any voting rights that may be later granted to holders of our preferred stock, under our bylaws, holders of a plurality of the common shares present in person or represented by proxy at the meeting and entitled to vote can elect all of our directors. Subject to the rights of any outstanding series of our preferred stock, the common shareholders are entitled to dividends when and if declared by our board of directors out of funds legally available for that purpose. Our common stock is not subject to any calls or assessments. Upon liquidation or dissolution, common shareholders are entitled to share ratably in all net assets distributable to shareholders after payment of any liquidation preferences to holders of our preferred stock. Holders of our common stock have no redemption, conversion or preemptive rights.

PREFERRED STOCK

         We can issue shares of our preferred stock without shareholder approval. Our board can issue up to 10,000,000 shares of preferred stock in one or more series and can determine, for any series of preferred stock, the terms and rights of the series, including:

         -  the number of shares, designation and stated value of the series,

         - the rate and times at which dividends will be payable on shares of the series, and the status of dividends as cumulative or non-cumulative and as participating or non-participating,

         -  the voting rights, if any, for shares of the series,

         - any prices, times and terms at or on which shares of the series may be redeemed,

         - any rights and preferences of shares of the series upon any liquidation, dissolution or winding up of our affairs or any distribution of our assets,

         - any rights to convert shares of the series into, or exchange shares of the series for, shares of any other class of our stock,

         - the terms of any retirement or sinking fund for shares of the series,

         - any limitations on the payment of dividends or making of distributions on, or the acquisition of, our common stock or any other junior class of stock,

         - any conditions or restrictions on our indebtedness or issuances of any additional stock, and

         - any other powers, preferences and relative, participating, optional and other special rights, and their limitations.

         We have no current plans to issue any shares of our preferred stock. Any issuance of our preferred stock may adversely affect the voting powers or rights of the holders of our common stock.

ANTI-TAKEOVER PROVISIONS

         Our charter and bylaws contain provisions that could impede us being acquired by a tender or exchange offer, a proxy contest or otherwise. This summary of these provisions is subject to the pertinent sections of our charter and bylaws and the Texas Business Corporation Act.

         PREFERRED STOCK. Although our board does not now intend to do so, it could issue a series of our preferred stock that could, depending on its terms, impede the completion of a merger, tender offer or other takeover attempt. Any board decision to issue such stock will be based on the board's judgment as to the best interests of the company and its shareholders. Our board could issue preferred stock having terms that could discourage an acquisition attempt through which an acquiror could otherwise change the composition of the board of directors, including a tender or exchange offer or other transaction that some, or a majority, of our shareholders might believe to be in their best interests, or in which shareholders might receive a premium for their stock over its then-market price.

         REMOVAL OF DIRECTORS. Our charter provides that directors may be removed only for cause, and then only by the affirmative vote of holders of at least two-thirds of all outstanding voting stock.

         SHAREHOLDER MEETINGS. Our charter provides that our shareholders can act at an annual or special meeting. The charter is silent as to shareholder action by written consent in lieu of a meeting. Therefore, under Texas law, shareholder action by unanimous consent is permitted. Our charter and bylaws provide that special meetings of shareholders can be called only by a majority of the board of directors, the chairman of the board or the president. The business which can be conducted at any special meeting of shareholders is limited to the business brought before the meeting as set forth in the notice of the meeting. These provisions would prevent non-director shareholders from taking action by written consent or otherwise without proper notice to the board.

         Our bylaws require advance notice to us of any business to be brought by a shareholder before an annual meeting of shareholders and establish procedures to be followed by shareholders in nominating persons for election to our board. Generally, these provisions require written notice to the secretary of the company by a shareholder:

         - if the shareholder proposes to bring any business before an annual meeting, and

         - if the shareholder wants to nominate any person for election to our board of directors,

in each case not less than 60 nor more than 180 days before the anniversary date of the immediately preceding annual meeting of shareholders (with certain exceptions if the date of the annual meeting is different by more than specified periods from the anniversary date). The shareholder's notice must set forth specific information regarding the shareholder and his business and director nominee, as described in our bylaws.

         ANTI-TAKEOVER LEGISLATION. As a Texas corporation, we are subject to
Article 13 of the Texas Business Corporation Act. In general, Article 13 prevents an "affiliated shareholder" (defined generally as a person owning 20% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as the act defines that term) with a Texas corporation for three years following the date the person became an affiliated shareholder unless:

         - before the person became an affiliated shareholder, the board of directors of the corporation approved the transaction in which the affiliated shareholder became interested or approved the business combination; or

         - following the transaction in which the person became an affiliated shareholder, the business combination was approved by the board of directors of the corporation and authorized by the affirmative vote of the holders of 66 2/3% of the outstanding voting stock of the corporation not owned by the affiliated shareholder at a meeting of shareholders duly called not less than six months after the transaction in which the affiliated shareholder became affiliated.

         Article 13's restrictions also do not apply to business combinations with an affiliated shareholder who became affiliated through a transfer of shares by will or intestate succession and was continuously affiliated until the business combination announcement date or business combinations involving a domestic wholly owned subsidiary not affiliated with the affiliated shareholder other than through his interest in the parent corporation.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for our common stock is Harris Trust and Savings Bank, Chicago, Illinois.

                               LEGAL MATTERS

         The validity of the shares of our common stock offered in this prospectus will be passed upon for us by Porter & Hedges, L.L.P., Houston, Texas.

                                 EXPERTS

         The financial statements incorporated in this Registration Statement on Form S-3 by reference to the Annual Report on Form 10-K of Pinnacle Global Group, Inc. for the year ended December 31, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         The financial statements of Sanders Morris Mundy Inc. incorporated in this Registration Statement on Form S-3 by reference to the Form 8-K dated April 28, 2000 of Pinnacle Global Group, Inc. have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         The financial statements of Spires Financial, L.P. incorporated in this Registration Statement on Form S-3 by reference to the Definitive Proxy Statement on Schedule 14A dated December 6, 1999, as supplemented by the Proxy Statement dated January 12, 2000 of Pinnacle Global Group, Inc. have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         The audited financial statements at December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998 of Harris Webb & Garrison, Inc. incorporated by reference in this registration statement have been audited by Cheshier & Fuller, L.L.P., independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in auditing and accounting in giving said reports.

         The financial statements of Pinnacle Management & Trust Company as of December 31, 1998 and 1997 and for each of the years then ended have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

         The audited financial statements of Pinnacle Management & Trust Company for year ended December 31, 1996 incorporated by reference in this registration statement have been audited by Grant Thornton LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in auditing and accounting in giving said reports.

===============================================================================
         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS
PROSPECTUS. WE HAVE NOT AUTHORIZED ANY OTHER PERSON TO PROVIDE YOU WITH DIFFERENT INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. WE ARE NOT MAKING AN OFFER TO SELL THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. YOU SHOULD ASSUME THAT THE INFORMATION APPEARING IN THIS PROSPECTUS IS
ACCURATE AS OF THE DATE ON THE FRONT COVER OF THIS PROSPECTUS ONLY. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTUS MAY HAVE CHANGED SINCE THAT DATE.



                ---------------------------



                     TABLE OF CONTENTS

Where You Can Find More Information..................1
The Company..........................................2
Risk Factors.........................................4
Use of Proceeds.....................................15
Selling Shareholders................................16
Plan of Distribution................................18
Description of Capital Stock........................19
Legal Matters.......................................21
Experts.............................................21

===============================================================================

===============================================================================
                  7,125,220 SHARES




                  PINNACLE GLOBAL
                    GROUP, INC.



                    COMMON STOCK




                     ----------
                     PROSPECTUS
                     ----------



===============================================================================

                                    PART II

                      INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following tables sets forth the expenses (other than underwriting discounts and commissions) in connection with the offering described in this Registration Statement, all of which shall be paid by us. All of such amounts (except the SEC Registration Fee) are estimated.

            SEC Registration Fee...................................     $ 6,467
            Printing and Mailing Costs.............................      10,000
            Legal Fees and Expenses................................      25,000
            Accounting Fees and Expenses...........................      30,000
            Miscellaneous..........................................       5,000
                                                                        -------

                              Total................................     $76,467
                                                                        =======


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Under Article 1302-7.06 of the Texas Miscellaneous Corporation Laws Act, the articles of incorporation of a Texas corporation may provide that a director of that corporation shall not be liable, or shall be liable only to the extent provided in the articles of incorporation, to the corporation or its shareholders for monetary damages for acts or omissions in the director's capacity as a director, except that the articles of incorporation cannot provide for the elimination or limitation of liability of a director to the extent that the director is found liable for (1) a breach of the director's duty of loyalty to the corporation or its shareholders, (2) acts or omissions not in good faith that constitute a breach of duty of the director to the corporation or an act or omissions not in good faith that constitute a breach of duty of the director to the corporation or an act or omission that involves intentional misconduct or a knowing violation of the law, (3) any transaction from which the director received an improper benefit, or (4) an act or omission for which the liability of a director is expressly provided by an applicable statute. Article IX of the Registrant's Articles of Incorporation, as amended, states that a director of the Registrant shall not be liable to the Registrant or its shareholders for monetary damages except to the extent otherwise expressly provided by the statutes of the state of Texas.

         In addition, Article 2.02-1 of the Texas Business Corporation Act (the "TBCA") authorizes a Texas corporation to indemnify a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding, including any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative, or investigative because the person is or was a director. The TBCA provides that unless a court of competent jurisdiction determines otherwise, indemnification is permitted only if it is determined that the person (1) conducted himself in good faith; (2) reasonably believed (a) in the case of conduct in his official capacity as a director of the corporation, that his conduct was in the corporation's best interests; and (b) in all other cases, that his conduct was at least not opposed to the corporation's best interests; and (3) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. A person may be indemnified under Article 2.02-1 of the TBCA against judgments, penalties (including excise and similar taxes), fines, settlements, and reasonable expenses actually incurred by the person (including court costs and attorneys' fees), but if the person is found liable to the corporation or is found liable on the basis that personal benefit was improperly received by him, the indemnification is limited to reasonable expenses actually incurred and shall not be made in respect of any proceeding in which the person has been found liable for willful or intentional misconduct in the performance of his duty to the corporation. A corporation is obligated under Article 2.02-1 of the TBCA to indemnify a director or officer against reasonable expenses incurred by him in connection with a proceeding in which he is named defendant or respondent because he is or was director or officer if he has been wholly successful, on the merits or otherwise, in the defense of the proceeding. Under Article 2.02-1 of the TBCA a corporation may (1) indemnify and advance expenses to an officer, employee, agent or other persons who are or were serving at the request of the corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another entity to the same extent that it may indemnify and advance expenses to its directors, (2) indemnify and advance expenses to directors and such other persons identified in (1) to such further extent, consistent with law, as may be provided in the corporation's articles of incorporation, bylaws, action of its board of directors, or contract or as permitted by common law and (3) purchase and maintain insurance or another arrangement on behalf of directors and such other persons identified in (1) against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a person.

         The Bylaws of the Registrant set forth specific provisions for indemnification of directors, officers, agents and other persons which are substantially identical to the provisions of Article 2.02-1 of the TBCA described above.

         The Registrant maintains directors' and officers' insurance. Pinnacle has entered into agreements to indemnify each of its directors and certain of its executive officers regarding liabilities that may result from such officer's service as an officer or director of Pinnacle.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         (a)      EXHIBITS.


  Exhibit
  Number                                  Description
  -------                                 -----------

    2.1            -- Amended and Restated Agreement and Plan of
                      Reorganization dated November 12, 1999 among the Company, Harris Webb & Garrison, Inc. ("HWG"), Sanders Morris Mundy Inc. ("SMM") and the SMM shareholders (Filed as Appendix A to the Definitive Proxy Statement on Schedule 14A of the Company dated December 6, 1999 and incorporated herein by reference).

    2.2            -- Amended and Restated Plan of Merger dated November 12,
                      1999, among the Company, HWG and SMM (Filed as Appendix B to the Definitive Proxy Statement on Schedule 14A of the Company dated December 6, 1999 and incorporated herein by reference).

    2.3            -- Amended and Restated Agreement and Plan of
                      Reorganization dated October 2, 1998 among the Company, TEI, Inc. ("TEI"), HWG, Pinnacle Management & Trust Company ("PMT"), Spires Financial, L.P. ("Spires") and certain direct and indirect owners of HWG, PMT and Spires (Filed as Appendix A to the Proxy Statement/Prospectus of the Company dated December 31, 1998 (Reg. No. 333-65417) and incorporated herein by reference).

    2.4            -- Plan of Merger dated October 2, 1998, among TEI, TEI
                      Combination Corporation and the Company (Filed as Appendix B to the Proxy Statement/Prospectus of the Company dated December 31, 1998 (Reg. No. 333-65417) and incorporated herein by reference).

    2.5            -- Plan of Merger dated October 2, 1998, among HWG, HWG
                      Combination Corporation and the Company (Filed as Exhibit C to the Proxy Statement/Prospectus of the Company dated December 31, 1998 (Reg. No. 333-65417) and incorporated herein by reference).

  Exhibit
  Number                                  Description
  -------                                 -----------

    2.6            -- Plan of Merger dated October 2, 1998, among PMT, PMT
                      Combination Corporation and the Company (Filed as Exhibit D to the Proxy Statement/Prospectus of the Company dated December 31, 1998 (Reg. No. 333-65417) and incorporated herein by reference).

   *5.1            -- Opinion of Porter & Hedges, L.L.P.

  *23.1            -- Consent of PricewaterhouseCoopers LLP.

  *23.2            -- Consent of Cheshier & Fuller, L.L.P.

  *23.3            -- Consent of KPMG LLP.

  *23.4            -- Consent of Grant Thornton LLP.

   23.5            -- Consent of Porter & Hedges, L.L.P. (contained in
                      Exhibit 5.1).

   24.1            -- Power of Attorney (included on signature page).

------------------------
*    Filed herewith.

     (b) FINANCIAL STATEMENT SCHEDULES. All schedules are omitted because they are not applicable or because the applicable financial statements have been previously included in a filing with the Commission.

ITEM 17. UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by Section
                  10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or
                  events arising after the effective date of the registration statement (or the most recent post-effect amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                                  SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on April 28, 2000.

                                 PINNACLE GLOBAL GROUP, INC.



                                 By:      /s/ ROBERT E. GARRISON II
                                    -------------------------------------------
                                          Robert E. Garrison II
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER


                               POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Titus H. Harris, Jr. and Robert E. Garrison II, and each of them, either of whom may act without joinder of the other, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all pre- and post-effective amendments and supplements to this Registration Statement, and to file the same, or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of either of them, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the indicated capacities and on April 28, 2000.


                         Signature                                           Title
                         ---------                                           -----

     /s/ ROBERT E. GARRISON II
--------------------------------------                        Director, President and Chief Executive
         Robert E. Garrison II                                  Officer (Principal Executive Officer)


     /s/ TITUS H. HARRIS, JR.
--------------------------------------                         Chairman of the Board and Director
         Titus H. Harris, Jr.


     /s/ DONALD R. CAMPBELL
--------------------------------------                        Director and Vice-Chairman (Principal
         Donald R. Campbell                                     Financial and Accounting Officer)


     /s/ DON A. SANDERS
--------------------------------------                               Director and Vice-Chairman
         Don A. Sanders


                                        II-5


                         Signature                                           Title
                         ---------                                           -----

     /s/ STEPHEN M. RECKLING
--------------------------------------                                        Director
         Stephen M. Reckling


     /s/ PETER W. BADGER
--------------------------------------                                        Director
         Peter W. Badger


     /s/ RICHARD C. WEBB
--------------------------------------                                        Director
         Richard C. Webb


     /s/ TONY COEHLO
--------------------------------------                                        Director
         Tony Coehlo


     /s/ W. BLAIR WALTRIP
--------------------------------------                                        Director
         W. Blair Waltrip


     /s/ JAMES H. GREER
--------------------------------------                                        Director
         James H. Greer


     /s/ JOHN H. STYLES
--------------------------------------                                        Director
         John H. Styles


     /s/ T. CRAIG BENSON
--------------------------------------                                        Director
         T. Craig Benson


     /s/ BEN T. MORRIS
--------------------------------------                                        Director
         Ben T. Morris


     /s/ GEORGE L. BALL
--------------------------------------                                        Director
         George L. Ball


                                           INDEX TO EXHIBITS


  Exhibit
  Number                                    Description
  -------                                   -----------

    2.1            -- Amended and Restated Agreement and Plan of
                      Reorganization dated November 12, 1999 among the Company, Harris Webb & Garrison, Inc. ("HWG"), Sanders Morris Mundy Inc. ("SMM") and the SMM shareholders (Filed as Appendix A to the Definitive Proxy Statement on Schedule 14A of the Company dated December 6, 1999 and incorporated herein by reference).

    2.2            -- Amended and Restated Plan of Merger dated November 12,
                      1999, among the Company, HWG and SMM (Filed as Appendix B to the Definitive Proxy Statement on Schedule 14A of the Company dated December 6, 1999 and incorporated herein by reference).

    2.3            -- Amended and Restated Agreement and Plan of
                      Reorganization dated October 2, 1998, among the Company, TEI, Inc. ("TEI"), HWG, Pinnacle Management & Trust Company ("PMT"), Spires Financial, L.P. ("Spires") and certain direct and indirect owners of HWG, PMT and Spires (Filed as Appendix A to the Proxy Statement/Prospectus of the Company dated December 31, 1998 (Reg. No. 333-65417) and incorporated herein by reference).

    2.4            -- Plan of Merger dated October 2, 1998, among TEI, TEI
                      Combination Corporation and the Company (Filed as Appendix B to the Proxy Statement/Prospectus of the Company dated December 31, 1998 (Reg. No. 333-65417) and incorporated herein by reference).

    2.5            -- Plan of Merger dated October 2, 1998, among HWG, HWG
                      Combination Corporation and the Company (Filed as Exhibit C to the Proxy Statement/Prospectus of the Company dated December 31, 1998 (Reg. No. 333-65417) and incorporated herein by reference).

    2.6            -- Plan of Merger dated October 2, 1998, among PMT, PMT
                      Combination Corporation and the Company (Filed as Exhibit D to the Proxy Statement/Prospectus of the Company dated December 31, 1998 (Reg. No. 333-65417) and incorporated herein by reference).

   *5.1            -- Opinion of Porter & Hedges, L.L.P.

  *23.1            -- Consent of PricewaterhouseCoopers LLP.

  *23.2            -- Consent of Cheshier & Fuller, L.L.P.

  *23.3            -- Consent of KPMG LLP.

  *23.4            -- Consent of Grant Thornton LLP.

   23.5            -- Consent of Porter & Hedges, L.L.P. (contained in
                      Exhibit 5.1).

   24.1            -- Power of Attorney (included on signature page).

----------------------------
*     Filed herewith.


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